Contact:	610-337-7000	For Immediate Release:
	Will Ruthrauff, ext. 6571	August 2, 2017
Shelly Oates, ext. 3202

AmeriGas Partners Reports Fiscal 2017 Third Quarter Earnings

VALLEY FORGE, Pa., August 2 - AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported a GAAP net loss attributable to AmeriGas Partners for the quarter ended June 30, 2017 of $46.8 million, compared to a GAAP net loss of $33.1 million for the quarter ended June 30, 2016. Adjusted net loss attributable to AmeriGas Partners for the quarter ended June 30, 2017 was $28.9 million compared to an adjusted net loss of $23.6 million in the prior-year quarter. Adjusted net losses exclude the impact of unrealized gains and losses on commodity derivative instruments, losses from early extinguishments of debt, and an environmental accrual related to the site of a former manufactured gas plant.  A reconciliation of adjusted net loss to GAAP net loss is set forth at the end of this release.

The Partnership’s adjusted earnings before interest expense, income taxes, depreciation and amortization (Adjusted EBITDA) was $58.4 million for the quarter ended June 30, 2017 compared to $64.6 million in the prior-year quarter.

Temperatures for the quarter, as measured by heating degree days, were 11.7% warmer than normal and 4.6% warmer than the prior year; heating degree days for April, which typically account for the majority of third quarter heating degree days, were 17.1% warmer than normal and 10.6% warmer than the same period in the prior year.

Operating and financial highlights for the quarter were as follows:

•	Retail volumes were 3.8% lower than the prior-year period primarily resulting from very warm weather that continued well into the spring.

•	Unit margins were up slightly from the prior-year period despite costs that were 28% higher than the same period last year.

•
Operating expenses increased $10.2 million due to approximately $13 million in expense accruals related to the previously mentioned environmental accrual ($7.5 million) and a settlement with one of AmeriGas' insurance carriers ($5.5 million). The environmental accrual is excluded from Adjusted EBITDA, but the impact of the insurance settlement is reflected in Adjusted EBITDA.

•	The partnership completed three acquisitions of retail propane distributors during the quarter.

Jerry E. Sheridan, president and chief executive officer of AmeriGas, said, "Although the third quarter is not a peak-weather period, the pattern of very warm weather continued into the quarter and had an adverse impact on our results. Our focus on margin management, expense control, and strong execution in our cylinder and national accounts programs resulted in a quarter that was comparable to the prior-year period exclusive of the environmental accrual and insurance settlement recorded in the quarter. We were pleased to deliver solid growth in both our cylinder exchange and national accounts programs, volumes of which were up meaningfully over the prior year. Both programs are

AmeriGas Partners Reports Fiscal 2017 Third Quarter Earnings	Page 2

on pace for record years despite the headwinds caused by weather. We were also pleased to add three acquisitions during the quarter and to complete the final step in our balance sheet refinancing efforts, with our long-term debt maturities now ranging from 2024-2027.”

Based on the results through the first nine months of the year, and expectations for the fourth quarter, the company now expects Adjusted EBITDA in the range of $550 million for the fiscal year ending September 30, 2017.

About AmeriGas
AmeriGas is the nation’s largest retail propane marketer, serving approximately two million customers in all 50 states from approximately 1,900 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership and the public owns the remaining 74%.

AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss fiscal 2017 third quarter earnings and other current activities at 9:00 AM ET on Thursday, August 3, 2017. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investors.amerigas.com/investor-relations/events-presentations or at the company website http://www.amerigas.com under Investor Relations. A telephonic replay will be available from 12:00 PM ET on August 3 through 11:59 PM on August 10, 2017. The replay may be accessed at (855) 859-2056, and internationally at (404) 537-3406, conference ID 5913522.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, liability for uninsured claims and for claims in excess of insurance coverage, political, economic and regulatory conditions in the U.S. and abroad, our ability to successfully integrate acquisitions and achieve anticipated synergies, and the interruption, disruption, failure, malfunction, or breach of our information technology systems, including due to cyber-attack. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016	2017	2016
Revenues:
Propane	$403,954	$385,566	$1,803,816	$1,718,748	$2,138,228	$2,076,188
Other	63,542	61,118	204,506	199,521	263,642	260,317
	467,496	446,684	2,008,322	1,918,269	2,401,870	2,336,505
Costs and expenses:
Cost of sales - propane	181,047	121,812	762,531	591,355	891,018	729,433
Cost of sales - other	22,367	21,145	60,276	59,173	79,960	81,204
Operating and administrative expenses	227,372	217,154	694,180	686,578	936,388	912,558
Depreciation	35,482	35,668	103,891	110,807	139,889	149,557
Amortization	10,659	10,742	31,873	32,228	42,820	42,839
Other operating income, net	(8,294)	(6,041)	(10,787)	(22,079)	(16,960)	(30,346)
	468,633	400,480	1,641,964	1,458,062	2,073,115	1,885,245
Operating (loss) income	(1,137)	46,204	366,358	460,207	328,755	451,260
Loss on extinguishments of debt	(4,434)	(37,086)	(59,729)	(37,086)	(71,532)	(37,086)
Interest expense	(40,577)	(40,838)	(120,596)	(122,669)	(162,022)	(163,107)
(Loss) income before income taxes	(46,148)	(31,720)	186,033	300,452	95,201	251,067
Income tax (expense) benefit	(646)	(907)	(2,129)	(2,107)	1,551	(2,527)
Net (loss) income including noncontrolling interest	(46,794)	(32,627)	183,904	298,345	96,752	248,540
Add net loss (deduct net income) attributable to noncontrolling interest	42	(442)	(3,614)	(4,533)	(3,290)	(4,423)
Net (loss) income attributable to AmeriGas Partners, L.P.	$(46,752)	$(33,069)	$180,290	$293,812	$93,462	$244,117
General partner’s interest in net (loss) income attributable to AmeriGas Partners, L.P.	$10,862	$10,101	$34,000	$30,663	$43,564	$38,811
Limited partners’ interest in net (loss) income attributable to AmeriGas Partners, L.P.	$(57,614)	$(43,170)	$146,290	$263,149	$49,898	$205,306
(Loss) income per limited partner unit (a)
Basic	$(0.62)	$(0.46)	$1.56	$2.81	$0.53	$2.19
Diluted	$(0.62)	$(0.46)	$1.56	$2.80	$0.53	$2.19
Weighted average limited partner units outstanding:
Basic	93,009	92,960	92,993	92,945	92,986	92,939
Diluted	93,009	92,960	93,045	93,019	93,044	93,014
SUPPLEMENTAL INFORMATION:
Retail gallons sold (millions)	195.0	202.8	863.4	883.7	1,045.2	1,077.6
Wholesale gallons sold (millions)	9.0	8.7	38.5	40.0	48.2	52.3
Total margin (b)	$264,082	$303,727	$1,185,515	$1,267,741	$1,430,892	$1,525,868
Adjusted total margin (c)	$270,048	$275,877	$1,194,368	$1,206,070	$1,435,337	$1,463,360
EBITDA (c)	$40,612	$55,086	$438,779	$561,623	$436,642	$602,147
Adjusted EBITDA (c)	$58,421	$64,603	$514,740	$537,661	$520,043	$577,356
Adjusted net (loss) income attributable to AmeriGas Partners, L.P. (c)	$(28,943)	$(23,552)	$256,251	$269,850	$176,863	$219,326
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$10,422	$9,985	$39,854	$36,275	$55,683	$50,513
Growth capital expenditures	$10,473	$8,700	$34,657	$38,197	$46,049	$48,110

(a)
Income (loss) per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

(b)	Total margin represents "Total revenues" less "Cost of sales - propane" and "Cost of sales - other."

(c)	The Partnership’s management uses certain non-GAAP financial measures, including adjusted total margin, EBITDA, adjusted EBITDA

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

and adjusted net income (loss) attributable to AmeriGas Partners, L.P., when evaluating the Partnership’s overall performance. These financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Management believes earnings before interest, income taxes, depreciation and amortization (“EBITDA”), as adjusted for the effects of gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have ("Adjusted EBITDA"), is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of Adjusted EBITDA may be different from those used by other companies. Management uses Adjusted EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes, the effects of gains and losses on commodity derivative instruments not associated with current-period transactions or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization, gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have from Adjusted EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant periods. Management also uses Adjusted EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s Adjusted EBITDA to assess the profitability of the Partnership which is one of UGI Corporation’s industry segments. UGI Corporation discloses the Partnership’s Adjusted EBITDA as the profitability measure for its domestic propane segment.

Management believes the presentation of other non-GAAP financial measures, comprised of adjusted total margin and adjusted net income (loss) attributable to AmeriGas Partners, L.P., provide useful information to investors to more effectively evaluate the period-over-period results of operations of the Partnership. Management uses these non-GAAP financial measures because they eliminate the impact of (1) gains and losses on commodity derivative instruments that are not associated with current-period transactions and (2) other gains and losses that competitors do not necessarily have to provide insight into the comparison of period-over-period profitability to that of other master limited partnerships.

The following tables include reconciliations of adjusted total margin, EBITDA, adjusted EBITDA and adjusted net income attributable to AmeriGas Partners, L.P. to the most directly comparable financial measure calculated and presented in accordance with GAAP for all the periods presented:

(continued)

(continued)

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016	2017	2016
Adjusted total margin:
Total revenues	$467,496	$446,684	$2,008,322	$1,918,269	$2,401,870	$2,336,505
Cost of sales - propane	(181,047)	(121,812)	(762,531)	(591,355)	(891,018)	(729,433)
Cost of sales - other	(22,367)	(21,145)	(60,276)	(59,173)	(79,960)	(81,204)
Total margin	264,082	303,727	1,185,515	1,267,741	1,430,892	1,525,868
Add net losses (subtract net gains) on commodity derivative instruments not associated with current-period transactions	5,966	(27,850)	8,853	(61,671)	4,445	(62,508)
Adjusted total margin	$270,048	$275,877	$1,194,368	$1,206,070	$1,435,337	$1,463,360

Adjusted net income (loss) attributable to AmeriGas Partners, L.P.:
Net (loss) income attributable to AmeriGas Partners, L.P.	$(46,752)	$(33,069)	$180,290	$293,812	$93,462	$244,117
Add net losses (subtract net gains) on commodity derivative instruments not associated with current-period transactions	5,966	(27,850)	8,853	(61,671)	4,445	(62,508)
Loss on extinguishments of debt	4,434	37,086	59,729	37,086	71,532	37,086
MGP environmental remediation accrual	7,545	—	7,545	—	7,545	—
Noncontrolling interest in net (losses) gains on commodity derivative instruments not associated with current-period transactions and MGP environmental accrual	(136)	281	(166)	623	(121)	631
Adjusted net (loss) income attributable to AmeriGas Partners, L.P.	$(28,943)	$(23,552)	$256,251	$269,850	$176,863	$219,326

EBITDA and Adjusted EBITDA:
Net (loss) income attributable to AmeriGas Partners, L.P.	$(46,752)	$(33,069)	$180,290	$293,812	$93,462	$244,117
Income tax expense (benefit)	646	907	2,129	2,107	(1,551)	2,527
Interest expense	40,577	40,838	120,596	122,669	162,022	163,107
Depreciation	35,482	35,668	103,891	110,807	139,889	149,557
Amortization	10,659	10,742	31,873	32,228	42,820	42,839
EBITDA	40,612	55,086	438,779	561,623	436,642	602,147
Add net losses (subtract net gains) on commodity derivative instruments not associated with current-period transactions	5,966	(27,850)	8,853	(61,671)	4,445	(62,508)
Loss on extinguishments of debt	4,434	37,086	59,729	37,086	71,532	37,086
MGP environmental remediation accrual	7,545	—	7,545	—	7,545	—
Noncontrolling interest in net (losses) gains on commodity derivative instruments not associated with current-period transactions and MGP environmental accrual	(136)	281	(166)	623	(121)	631
Adjusted EBITDA	$58,421	$64,603	$514,740	$537,661	$520,043	$577,356

(continued)

(continued)

The following table includes a quantification of interest expense, income tax expense, depreciation and amortization included in the calculation of forecasted Adjusted EBITDA guidance range for the fiscal year ending September 30, 2017:

Forecast Fiscal Year Ending September 30, 2017
Adjusted EBITDA (estimate)	$550,000
Interest expense (estimate)	160,000
Income tax expense (estimate)	2,000
Depreciation (estimate)	138,000
Amortization (estimate)	42,000